Moody National REIT I, Inc. POS AM

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 7 to Registration Statement No. 333-150612 on Form S-11 of our report dated February 14, 2012, relating to the consolidated financial statements of Moody National REIT I, Inc. and Subsidiaries, appearing in the Annual Report on Form 10-K/A of Moody National REIT I, Inc. for the year ended December 31, 2010 , and to the reference to us, under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Frazier & Deeter, LLC

Atlanta, Georgia
February 17, 2012